UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 10, 2009, ICF International, Inc. (the “Company”) entered into an underwriting agreement with William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated as representatives of the several underwriters named therein (the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company agreed to issue and sell, and the underwriters agreed to purchase for resale to the public, subject to the terms and conditions set forth therein, 3,100,000 shares of Company common stock at a price of $23.5162 per share, plus an additional 465,000 shares issuable upon the exercise of a 30-day option granted by the Company to the underwriters solely to cover over-allotments. The Underwriting Agreement includes customary representations, warranties, covenants and indemnification obligations. The Underwriting Agreement contains customary closing conditions and the offering is expected to close on December 16, 2009.

The Company intends to use the net proceeds from its sale of common stock in this offering for future growth, including possible acquisitions. The Company will do this by applying the net proceeds it receives to repayment of outstanding borrowings incurred under its revolving credit facility. BB&T Capital Markets is one of the underwriters for this offering, and an affiliate of BB&T Capital Markets is a lender under the Company’s credit facility that will receive approximately 9.1% of any amounts used to repay borrowings under that credit facility.

The above summary of certain provisions of the Underwriting Agreement is qualified in its entirety by reference to the complete Underwriting Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01	Other Events

On December 10, 2009, the Company issued a press release announcing the pricing of its stock offering. A copy of the release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1  Underwriting Agreement dated December 10, 2009

99.1  Press Release dated December 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: December 15, 2009	By:	/s/ Alan Stewart
Alan Stewart
Corporate Secretary